                                  EXHIBIT 8.1
                                  -----------

LARRY LESNIK
RAVIN, GREENBERG & MARKS, P.A.
Attorneys for Debtor/Debtor-In-Possession
101 Eisenhower Parkway
Roseland, NJ 07068
(973) 226-1500
LL 2031


                        UNITED STATES BANKRUPTCY COURT
                        FOR THE DISTRICT OF NEW JERSEY

In the Matter of:        :    In Proceedings for a Reorganization
                              Under Chapter 11 of the Bankruptcy Code
                         :
NUCYCLE THERAPY, INC.,
f/k/a PHYTOTECH, INC.,   :
A New Jersey Corporation,
                         :    Case No. 99-55905/KCF
     Debtor.
                         :
                         -


                  DEBTOR'S FIRST AMENDED DISCLOSURE STATEMENT
                 --------------------------------------------
                          FOR PLAN OF REORGANIZATION
                          --------------------------

                                   ARTICLE 1
                                   ---------

                                 INTRODUCTION
                                 ------------

     Debtor/Debtor-In-Possession NuCycle Therapy, Inc., f/k/a Phytotech, Inc. (hereafter the "Debtor" or "NuCycle") provides this First Amended Disclosure Statement to all known creditors and equity interest holders of the within estate pursuant to (S)1125 of the United States Bankruptcy Code, 11 U.S.C.
(S)101 et. seq. (the "Bankruptcy Code"). The purpose of this First Amended Disclosure Statement is to provide such information as may be deemed material, important and necessary for all creditors and equity interest holders of NuCycle to make a reasonably informed decision in exercising their right to vote for acceptance or rejection of the Debtor's Plan of Reorganization (the "Plan"). The Plan, a copy of which is annexed hereto as Exhibit "A", was filed with the Clerk of the United States Bankruptcy Court on October 18, 1999.

     Except as expressly indicated otherwise, the portions of this First Amended Disclosure Statement describing the Debtor, its pre- and post-petition operations, relevant events during the within Chapter 11 proceeding and the Plan itself have been prepared from information supplied by either the Debtor's personnel, the Chapter 11 Petition and Schedules filed thereby or the Debtor's bankruptcy counsel. The Debtor is not aware of any material inaccuracies or omissions with respect to the matters described in this First Amended Disclosure Statement. However, the information contained herein has not been subjected to a certified audit, and thus the Debtor is unable to warrant, represent or guarantee that the information contained in this First Amended Disclosure Statement is without any inaccuracies.

     THE DEBTOR RESERVES THE RIGHT TO FILE ANOTHER AMENDED DISCLOSURE STATEMENT AND PLAN. ALL CREDITORS AND INTEREST HOLDERS ARE HEREBY ADVISED AND ENCOURAGED TO READ THE PLAN AND FIRST AMENDED DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

     THE PLAN AND FIRST AMENDED DISCLOSURE STATEMENT ARE NOT REQUIRED TO BE PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NON-BANKRUPTCY LAW. ALL

PERSONS SHOULD EVALUATE THE PLAN AND FIRST AMENDED DISCLOSURE STATEMENT IN LIGHT OF THE PURPOSES FOR WHICH THEY WERE PREPARED.

     AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS FIRST AMENDED DISCLOSURE STATEMENT SHALL NOT BE CONSTRUED AS AN ADMISSION OR STIPULATION, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

     Except as described below, the Plan may be confirmed only if accepted by each voting class. The Bankruptcy Code defines "acceptance" as acceptance by holders of (a) at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the allowed claims and (b) at least two-thirds (2/3) in amount of allowed interests in each class whose holders cast ballots. Any voting class that fails to accept the Plan will be deemed to have rejected the Plan.
Section 1129 (b) of the Bankruptcy Code permits confirmation of the Plan notwithstanding rejection by one or more classes if the Bankruptcy Court finds that the Plan does not discriminate unfairly and is "fair and equitable" with respect to the rejecting class or classes ("Cramdown").

     The Debtor may seek to have the Plan confirmed over the rejection of any voting class which does not accept the Plan, or which is deemed to have rejected the Plan.

     THE DEBTOR BELIEVES THAT THE PLAN PROVIDES THE BEST POSSIBLE RECOVERY TO CREDITORS AND EQUITY INTEREST HOLDERS. THE DEBTOR THEREFORE BELIEVES THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF EACH AND EVERY CLASS OF CREDITORS AND EQUITY INTEREST

HOLDERS. THE DEBTOR RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.

     After carefully reviewing the Plan and First Amended Disclosure Statement, including the Exhibits, each person holding a claim or interest should vote by completing the enclosed Ballot and returning the Ballot in the envelope provided. If you have a claim in more than one such voting class, you should obtain a separate Ballot for each claim and vote on each claim separately.

     TO BE COUNTED, YOUR BALLOT MUST BE COMPLETELY FILLED IN, SIGNED AND RECEIVED AT THE ADDRESSES INDICATED BELOW BY 4:00 P.M. EASTERN DAYLIGHT TIME ON __________________________, 2000. ANY BALLOTS RECEIVED AND SIGNED WHICH DO NOT
                                   --------------------------------------------
INDICATE EITHER ACCEPTANCE OR REJECTION OF THE PLAN OR WHICH INDICATE BOTH AN
-----------------------------------------------------------------------------
ACCEPTANCE AND REJECTION OF THE PLAN WILL BE DEEMED TO CONSTITUTE AN ACCEPTANCE
-------------------------------------------------------------------------------
OF THE PLAN.  FACSIMILE BALLOTS WILL NOT BE ACCEPTED.
-----------------------------------------------------

                       Please return your Ballot(s) to:

                              Larry Lesnik, Esq.
                      c/o Ravin, Greenberg & Marks, P.A.
                            101 Eisenhower Parkway
                              Roseland, NJ 07068

                                with a copy to:

                     Clerk, United States Bankruptcy Court
                             402 East State Street
                               Trenton, NJ 08608

     If you have any questions about the procedure for voting, if you did not receive a

Ballot, if you received a damaged Ballot or have lost your Ballot, please call Larry Lesnik at (973) 226-1500 between 8:00 a.m. and 5:00 p.m. E.D.T.


                                  ARTICLE II
                                  ----------

                      PRE-PETITION HISTORY OF THE DEBTOR
                      ----------------------------------

     The Debtor is a New Jersey Corporation formed in 1993 by Dr. Burt D. Ensley ("Ensley"), and Dr. Laura Meagher and Dr. Ilya Raskin, two members of the faculty at Rutgers University. The Debtor was formed to capitalize on new biotechnology through which plants could be utilized to effectuate environmental remediation of contaminated properties ("phytoremediation") and, through other technology, grown with high concentrations of desirable nutritional supplements such as, inter alia, selenium and chromium ("nutraceutical"). Ensley had
         ----- ----
personal experience with other biotech start-up companies and had every expectation that the Debtor's revenues for the first few years would be deminimus, requiring subsequent infusions of capital in order to continue operations.

     Through efforts that began in December, 1994, approximately $300,000 in new equity financing was raised. In 1995, $3,000,000 was raised by Spencer Trask Securities. However, by the end of 1996, the majority of such funds had been utilized for operations, research and development, and thus a second round of post start-up financing was required. At that time, NuCycle utilized the services of Trautman, Kramer & Co., Inc.

("Trautman"), an investment banking firm that had approached the Debtor to provide such assistance. Approximately $3,000,000 in additional financing was raised through such efforts. By May, 1997, NuCycle had again depleted most of its operating funds, at which time Ensley and two other individuals (Abraham H. Nechemie and Philip Whitcome) lent money to the Debtor on a first priority secured basis in order to fund operations until another round of equity financing could be successfully completed. NuCycle then again utilized the services of Trautman who assisted in raising an additional $2,100,000 in debt financing between September 1997 and March 1998. As a condition of the aforesaid provision of services by Trautman, one of its Vice-Presidents, Eric Johnson ("Johnson"), was added to the Debtor's Board of Directors.

     Between April and June 1998, the Debtor commenced efforts to issue an IPO with the assistance of an underwriter (Chester Paulson). The underwriter requested a one year "lock up" agreement from all existing shareholders, most of whom were willing to agree to this condition. However, those shareholders who were affiliated with Johnson would not provide their consent to this condition. When Ensley attempted to contact such individuals regarding this subject, he received a written communication from Johnson instructing him to cease communications with Johnson's "clients". Ensley subsequently determined that Johnson had instructed the shareholders not to agree to the lock up agreement requested by the underwriter. Eventually the syndicate that would have managed the IPO was unnerved and the Debtor was required to seek alternate methods of financing. Because the bridge notes given to certain individuals came due on June 30, 1998, and the Debtor did not have the funds available to satisfy such obligations, efforts were made to obtain extensions of these notes with the holders thereof. Moreover, as the Debtor was unable to obtain significant additional financing without an extension of these notes, it was necessary to attempt to negotiate with Johnson regarding such extension because of his perceived control over certain noteholders. Over what the Debtor believes to have been Johnson's objection to such relief, sufficient consents to extend the aforesaid date were obtained from the noteholders.

     In March, 1999, the Debtor received a proposal from ADAR Equities to undertake additional financing and a reverse merger of the Debtor into a shell corporation. This proposal contemplated $250,000 in immediate additional financing and $1,000,000 in further equity financing conditioned upon a merger with a shell corporation. The aforesaid financing was contingent upon the noteholders agreeing to subordinate their notes and to convert same into stock. On or about March 15, 1999, consent of the noteholders to this transaction was requested in writing. Eight of the nine noteholders who are not believed to be affiliated with Johnson provided such consent, but only one of the 22 noteholders affiliated with Johnson agreed to such financing. Since consent of 75% of the noteholders was required for the contemplated conversion, this transaction could not go forward.

     Shortly thereafter, the Debtor commenced discussions with Alan Cohen regarding a possible merger of the Debtor with Summit Silver, Inc., through terms which would have provided new financing to the Debtor coincident with such merger. Again, consent of the noteholders to convert their notes into stock was required. Once such consents were solicited, the Debtor received correspondence from an attorney on behalf of Johnson demanding that Johnson be provided with 1,200,000 shares of the Debtor's stock, payment of purported legal expenses of $7,000 and the resignation of both Ensley and the Debtor's CFO, Alex Baltovski ("Baltovski"). Alan Cohen refused to move forward with the contemplated transaction if Ensley and Baltovski resigned. Additionally, while the Debtor's counsel indicated a willingness to agree to Johnson's demand for stock and payment of attorney's fees if, but only if, the requisite consents to conversion were obtained from the subject noteholders, such request was refused by Johnson's attorney.

     By the time the foregoing events had occurred, the Debtor had made significant progress in developing its phytoremediation business, and had obtained meaningful contracts for utilization of its technology in the remediation of contaminated sites. The Debtor anticipated that its sales volume for 1999 in this area would exceed $2,000,000. However, because of the cash shortages that the Debtor experienced during the second half of 1998 and the first half of 1999, while the aforesaid efforts to obtain new financing were being unsuccessfully pursued, by the beginning of 1999, the Debtor began to experience difficulties in performing under the aforesaid contracts and in maintaining its employees. In fact, the Debtor was unable to pay its employees their regular salaries between February 1999 and May 1999, which understandably led to the defection of various key employees. The Debtor was completely unable to devote time and money to the development of new business in the phytoremediation field while the aforesaid cash crisis was in place, and also was unable to meet contractual deadlines for the provision of services thereby. Thus, the continued existence of the phytoremediation business was in severe danger, leading Ensley to devote efforts to locating a purchaser for the assets of such business as an alternative to new equity financing.

     In April 1999, the Debtor received a proposal to purchase the assets of the phytoremediation business from Edenspace Systems Corporation ("Edenspace"). The initial proposal from Edenspace was at a price of $1,500,000 plus royalties for a several year period. Based on the projections that were then in place, such royalties could have totaled as much as $1,000,000. The Debtor's Board of Directors approved Edenspace's offer, but was not able to promptly consummate this transaction. When the Debtor had concluded that it was unable to obtain any additional financing, and thus lacked the cash flow to continue to properly operate its business, a decision was made to file a petition for reorganization pursuant to Chapter 11 of the United States Bankruptcy Code, which petition was filed on May 19, 1999. As will be addressed hereafter, the Debtor was able to consummate the transaction with Edenspace, on different terms, in its Chapter 11 proceeding.

     It is the Debtor's strong belief that Johnson, in his capacity as a Vice-President of Trautman, has acted in bad faith vis-a-vis the Debtor. The Debtor believes that Johnson's actions in this regard are the result of the following "situation". In mid-1997, Johnson had introduced Ensley to Baltovski and insisted that NuCycle hire Baltovski as its CFO. Baltovski commenced such employment in November 1997 and has continued in such capacity through the present time. Shortly after such hiring, Johnson instructed Ensley to terminate Baltovski, and became irate when he refused to do so. Throughout 1998, Johnson repeatedly tried to convince Ensley and other members of the Debtor's Board of Directors that Baltovski should be terminated. However, such efforts were unsuccessful.

     After Johnson had spent several months trying to convince the Debtor to fire Baltovski, Johnson's motives in this regard became clearer to Ensley who was informed of a problem between Johnson and Baltovski's wife. Upon information and belief, as relayed to Ensley by Baltovski's wife, Johnson had apparently become enamored of Mrs. Baltovski and made sexual advances that she rebuffed, leading to Johnson's vendetta against both Baltovski and the Debtor itself. When the Debtor first learned of this matter, it hired an attorney to investigate the underlying basis for such allegations. Upon information and belief, a report was then prepared by attorney Domenick Carmagnola which indicated that a credible basis exists for such claim. This report was provided to NuCycle's then corporate counsel, but was never reviewed by Ensley or any other member of the Debtor's Board of Directors.

     In August, 1998, counsel to Trautman was informed of Ensley's concerns regarding the conduct of Johnson, who resigned from the Debtor's board of directors on October 7, 1998. As indicated previously, even after such date, Johnson continued to seek the ouster of both Baltovski and Ensley. He also sought additional shares of stock in the Debtor as a condition of his recommendation to the noteholders "controlled" by Johnson that they agree to one or more of the Debtor's pre-petition financing options. Notwithstanding the willingness of Ensley to resign his position upon consummation of a new financing transaction, insufficient approvals from the noteholders were obtained, and no transaction was consummated, thus leading to the Debtor's Chapter 11 filing. The Debtor has listed its potential claim against Johnson and Trautman for the aforesaid conduct of Johnson as an asset in the Schedules filed thereby, although no litigation has yet been commenced in this regard.

                                  ARTICLE III
                                  -----------

                           CHAPTER 11 ADMINISTRATION
                           -------------------------

     From and after the aforesaid Chapter 11 filing date, NuCycle has operated as a Debtor-In-Possession continuing to manage its affairs under the supervision of the same Board of Directors and officers as existed pre-petition. An overview of the significant events during the Chapter 11 proceeding include the following:

     Sale of Phytoremediation Unit to Edenspace Systems: Although NuCycle had
     --------------------------------------------------
been unable to consummate a pre-petition transaction with Edenspace, Edenspace remained interested in purchasing the assets of the Debtor's phytoremediation business, and such negotiations continued rapidly after the Debtor's Chapter 11 filing. Because the value of such assets had been diminishing at a rapid pace, while key employees left their positions and contracts were canceled or not renewed, Edenspace reduced the amount it was willing to pay for such assets to $600,000 in cash and royalties as had previously been contemplated. Edenspace's principal also informed Ensley that he had been contacted by both Johnson and one of the Debtor's noteholders who attempted to persuade him not to consummate this proposed purchase of the phytoremediation assets. Johnson also contacted one of the Debtor's board members and informed him that the Debtor's deal with Edenspace would not be consummated and that Johnson was going to seek control of the Debtor. As indicated hereafter, Johnson was incorrect in this regard.

     As expeditiously as possible, the Debtor completed negotiations with Edenspace regarding an asset purchase agreement for the phytoremediation assets, and then sought bankruptcy court approval of this transaction on an accelerated basis. Due to the diminishing value of such assets, both the Debtor and Edenspace were anxious to consummate the subject transaction quickly. The Debtor's request in this regard was accommodated by the bankruptcy court which scheduled a hearing on reasonable notice to all interested parties. Two objections to the subject transaction were filed and addressed as follows:

     Rutgers University filed a limited objection to the subject application arguing, inter alia, that it was owed money by the Debtor for work that had
         ----- ----
been performed thereby, and further that it was the owner, or part-owner, of one or more of the patents or licenses that the Debtor proposed to transfer to Edenspace. Additionally, since the Debtor was proposing to assume and assign a license agreement with Rutgers as part of its transaction with Edenspace, Rutgers argued that the adequate assurance of future performance required by
(S)365 of the Bankruptcy Code had not been provided. Lastly, Rutgers wanted to be assured that Edenspace would not utilize any of the patents or licenses being conveyed thereto for purposes related to the nutritional supplement business that the Debtor would be retaining. The objection of Rutgers was consensually resolved pursuant to a Stipulation and Consent Order which, in pertinent part, precluded the Debtor from assigning to Edenspace a particular contract (the Dredge Spoils Project), required the Debtor to withdraw with prejudice any request to grant a license to Edenspace within the field of nutritional supplements, granted Rutgers certain rights in pending patent applications, provided that Rutgers would receive a specified portion of the royalties to be paid by Edenspace pursuant to its asset purchase agreement with the Debtor, compelled Rutgers and the Debtor to negotiate the terms of a license from Rutgers to the Debtor regarding certain patent applications which would be utilized in the nutritional supplement business being retained thereby, for which a license fee of $153,000 would be payable to Rutgers over a three year period, and, lastly, provided for a royalty of 2.5% of net sales of licensed products to also be paid to Rutgers along with issuance of new stock representing 2% of the post-reorganized Debtor's equity pursuant to the Debtor's Plan of Reorganization.

     A number of the noteholders also retained counsel to file an objection to the Debtor's proposed transaction with Edenspace, which objection was premised in large part on the particular noteholders' assertion that the consideration to be paid by Edenspace for the phytoremediation assets was insufficient and that the sale was not in the best interests of the within estate. In response to such objection, the Debtor filed a lengthy, detailed certification of Ensley providing further background regarding the status of the phytoremediation business, the Debtor's prior efforts to sell such assets, a history of the

Debtor's efforts to obtain additional financing to allow the phytoremediation business to continue to operate and grow and a comparison of prices paid for similar assets to support the reasonableness, under all of the subject circumstances, of the consideration being offered by Edenspace for such assets. The contents of the aforesaid certification were supplemented through the personal testimony of Ensley at a hearing before the Honorable Kathryn C. Ferguson on the Debtor's application for authorization to sell its phytoremediation assets to Edenspace, with Her Honor being convinced that such application was filed in good faith and was in the best interests of the within estate, leading to the entry of an order authorizing such transaction. Several weeks thereafter, a closing took place at which the Debtor transferred the assets of its phytoremediation business to Edenspace pursuant to the terms of the asset purchase agreement therewith and the bankruptcy court orders settling the Rutgers' objection and authorizing the subject transaction.

     Use of Cash Collateral: At the time of its Chapter 11 filing, there were a
     ----------------------
large number of individuals or institutions that had perfected a security interest in the Debtor's assets, including its cash on hand, receivables, inventory, etc. Accordingly, it was necessary to obtain the entry of bankruptcy court orders authorizing the Debtor's use of cash collateral in order to fund its ongoing operations. The Debtor's primary secured lenders prior to its Chapter 11 filing were Ensley, Abraham H. Nechemie and Philip Whitcome who, collectively, had a first lien on virtually all of the Debtor's assets to secure a total of approximately $346,000 owed thereto. Additionally in conjunction with the aforementioned equity financing in September 1997 and March 1998, a group of 33 noteholders had lent approximately $2,100,000 to the Debtor, which obligations were also collateralized by a second lien on the Debtor's assets. Based on the results of a UCC search conducted by the Debtor and the communications with said noteholders, it appears that 30 of the 33 noteholders have perfected secured claims against the Debtor, with the other three noteholders (James Scott, Arthur Finocchio and Allen Weiss) appearing to have unsecured claims herein. Such individuals have filed secured proofs of claim which the Debtor reserves the right to seek to reclassify.

     Pursuant to its initial application for such relief, on June 2, 1999, an interim order authorizing the Debtor's use of cash collateral nunc pro tunc May
                                                              ---- --- ----
19, 1999 was entered. Subsequent interim orders extended the Debtor's authorization to use cash collateral through July 30, 1999. Thereafter, a further order extending the Debtor's use of cash collateral through September 27, 1999 was entered on August 2, 1999. Additionally, although the requisite authorization was likely contained in the aforesaid orders authorizing the Debtor's use of cash collateral, in an abundance of caution, the Debtor sought the entry of an order authorizing its utilization of the sale proceeds from its closing with Edenspace, and a separate order was entered on August 3, 1999 authorizing the utilization of such funds. Since the Debtor's remaining operations (its nutraceutical division) is in the process of being developed, as addressed in more detail hereafter, and does not generate significant income, the Debtor has necessarily been utilizing the Edenspace proceeds to fund its ongoing operations.

     Retention of Professionals: As required by (S)327 of the Bankruptcy Code,
     --------------------------
NuCycle has obtained bankruptcy court authorization to retain various professionals during the course of the within proceeding. On each occasion, the Debtor submitted the appropriate pleadings detailing its need for the professional in question and obtained retention orders from the bankruptcy court. The following professionals were retained by the Debtor:

          a. Ravin, Greenberg & Marks, P.A. was retained as the Debtor's bankruptcy counsel and has continued to render services in this regard through the preparation of this Disclosure Statement.

          b. David Berdon & Co. has been retained as the Debtor's accountants to provide general accounting services on an as needed basis. The Debtor anticipates that it may be necessary to retain another accounting firm in order to prepare audited financial statements that may be required prior or subsequent to confirmation of the Debtor's Plan.

          c. Paxton Ventures Corp.: The Debtor has been authorized by court order to enter into a letter agreement with Paxton Ventures Corp. ("Paxton"), a copy of which is attached hereto as Exhibit "B", in order to provide investment banking services and assist the Debtor in preparation and financing of the Plan. This entity has not been formally retained pursuant to (S)327 of the Bankruptcy Code, but the services to be provided thereby have been specifically authorized by bankruptcy court order.

     The Debtor also anticipates seeking to retain Richard Eisner & Company as its auditor and Drinker, Biddle & Shanley as its Special Securities Counsel within the near future.

     Change of Debtor's Name: Because one of the assets that the Debtor conveyed
     -----------------------
to Edenspace at the closing therewith was the right to use the name Phytotech, Inc., it was thereafter necessary for the Debtor to select another name for its ongoing operations, with the Debtor choosing the name of NuCycle Therapy, Inc. An application was made to the bankruptcy court for the entry of an order authorizing the Debtor's aforesaid change of name and to amend the caption of the within Chapter 11 proceeding to reflect the Debtor's new name and its former name. An order to this effect was entered on August 3, 1999. The Debtor has also prepared and filed the appropriate amendment to its certificate of incorporation to reflect that the name of the corporation shall be: NuCycle Therapy, Inc.

     Claims Analysis: After the expiration of the bar date for the filing of
     ---------------
proofs of claim by unsecured creditors, the Debtor's counsel reviewed all filed claims and compared same to the Debtor's Schedules, books and records. On November 10, 1999, the Debtor filed a motion seeking to expunge, reduce or reclassify those claims with which the Debtor disagreed. The hearing on such motion is scheduled for December 13, 1999.

     In such motion, the Debtor sought to expunge the proofs of claim filed by the Internal Revenue Service, Sanwa Leasing and John Lind (asserting a $20,000 unsecured claim as a result of warrants issued thereto) as well as to expunge the claim the Debtor had scheduled as being due to Bell South Mobility (believed to be more properly referred to as Bell South Mobile).

     The Debtor also sought to reduce certain filed claims to the amounts set forth on the

Debtor's books and records as set forth hereafter:

       Creditor                    Filed Claim            Allowed Claim
       --------                    -----------            -------------
Plant Food Company, Inc.           $    933.78             $    859.74

McCabe Heidrich Wong               $ 70,418.65             $ 69,486.65

C&D Warehouse                      $    308.75             $    248.75

Federal Express                    $  5,010.36             $  4,931.41

E.C. Geiger, Inc.                  $    286.55             $    247.41

Airborne Freight Corp.             $  1,400.90             $  1,310.50

The Science Registry               $    684.48             $    655.00

U.S. Nuclear Regulatory
Commission                         $  5,681.26             $  5,400.00

McCormack & Associates             $ 62,809.56             $ 21,207.34

Farm-Rite, Inc.                    $  1,347.57             $  1,254.65

PSE&G                              $  9,031.45             $  5,684.49

David Spence                       $ 50,000.00(sec.)       $ 25,000.00 (sec.)

UI USA, Inc.                       $ 24,401.86             $ 21,676.09

Champion Uniform Supply            $  1,833.43             $  1,444.85

Aspen Associates                   $ 48,781.36             $ 23,113.86

Shanley & Fisher                   $518,831.78             $512,864.65

Issues Management                  $ 34,054.93             $ 18,081.75

Union D'Etudes                     $336,000.00             $300,000.00

Cananwill, Inc.                    $  2,552.43             $     36.62

Xerox Corp.                        $  5,530.18             $  3,324.62

Michael Lifton                     $  7,769.70             $  7,126.70

     Lastly, in such motion, the Debtor sought to reclassify and/or reduce numerous proofs of claim filed by employees, most of whom asserted priority claims in an amount that exceeded the section (S)507(a)(3) priority claims to which they were entitled. The following chart lists the creditors whose claims the Debtor sought to reclassify and/or reduce:


     Creditor                    Filed Claim/Class     Allowed Claim/Class
     --------                    -----------------     -------------------
Michael Blaylock                 $  4,000.00  pri      $  4,300.00  pri
                                 $ 18,985.50  unsec.   $ 19,107.39  unsec.

James Dechant                    $ 22,002.02  pri      $  4,300.00  pri
                                 $  2,713.81  unsec.   $ 26,823.01  unsec.

Slavik Dushenkov                        0.00  pri      $  4,300.00  pri
                                 $ 14,549.86  unsec.   $ 10,249.87  unsec.

Burt Ensley                      $  4,000.00  pri      $  4,300.00  pri
                                 $319,012.00  unsec.   $318,713.02  unsec.

Mark Elless                      $  4,000.00  pri      $  4,300.00  pri
                                 $ 14,244.32  unsec.   $ 13,944.32  unsec.

Armona Epstein                          0.00  pri      $  4,300.00  pri
                                 $  8,076.39  unsec.   $  2,413.79  unsec.

Jack Frost                              0.00  pri      $  4,300.00  pri
                                 $ 37,468.87  unsec.   $ 30,908.30  unsec.

Natalia Gouliaeva                $ 18,000.00  pri      $  4,300.00  pri
                                        0.00  unsec.   $ 13,700.00  unsec.

Christopher Gussman                11,500.00  pri.     $  4,300.00  pri
                                        0.00  unsec.   $ 10,039.42  unsec.

Scott Larkin                     $ 35,332.10  pri      $  4,300.00  pri
                                        0.00  unsec.   $ 24,701.81  unsec.

Kathy Makowski                          0.00  pri      $  4,300.00  pri
                                 $  9,231.05  unsec.   $  3,713.60  unsec.

Eric Muhr                        $ 13,750.00  pri      $  4,300.00  pri
                                        0.00  unsec.   $ 13,304.15  unsec.

Dev Vasudev                      $  1,168.96  pri      $  4,300.00  pri
                                        0.00  unsec    $  7,690.59  unsec.

Xerox Corp.                      $  5,530.18  sec.     $  3,324.62  unsec.

     Upon information and belief, the Debtor has remained current on its administrative trade claims, and will continue to pay same in the ordinary course of business. The Debtor's administrative/professional claims will be paid as authorized by bankruptcy court orders or otherwise set forth in the Plan.

     Princeton Corporate Plaza: At the time of its Chapter 11 filing (and for
     -------------------------
several years prior thereto), NuCycle was occupying leased premises located at One Deer Park Drive, Monmouth Junction, New Jersey which is owned by Princeton Corporate Plaza, L.L.C. ("Princeton"). However, due to the aforementioned cash crisis that Phytotech experienced for most of calender year 1999, NuCycle had been unable to timely pay its rent to Princeton for the months of February, March, April, May 1999 which led to the institution of a summary dispossess proceeding by Princeton against the Debtor. A Judgment for Possession was entered on May 11, 1999 and a warrant for removal issued on May 17, 1999. The Debtor's Chapter 11 filing on May 19, 1999 operated as a stay of Princeton's efforts to evict the Debtor from its premises, and subsequently a consensual agreement was reached with Princeton pursuant to which the Debtor agreed to occupy a smaller portion of the premises the Debtor had previously been leasing in exchange for a reduced rental. At the time this Disclosure Statement was prepared, the Debtor was occupying such premises, but had not yet executed a new lease with Princeton.

     Extension of Exclusivity: Pursuant to (S)1121 of the Bankruptcy Code,
     ------------------------
NuCycle's exclusive period within which to file a Plan of Reorganization would have expired 120 days after its May 19, 1999 Chapter 11 filing. Prior to such date, NuCycle filed a motion seeking to extend its period of exclusivity for an additional 120 days, the hearing on which was scheduled for October 12, 1999.
On that date, an order was entered extending the Debtor's exclusive period to file a Plan until January 14, 2000. As previously indicated, the Plan was filed on October 18, 1999.

     NJEDA NOL Program: The Debtor has recently submitted an application to the
     -----------------
New Jersey Economic Development Authority ("NJEDA") pursuant to a program under which the NJEDA authorizes the sale of net operating losses ("NOL's") from companies in technology industries in order to assist such companies in the development thereof. Although there is no guarantee that the subject funds will be received, the Debtor is optimistic that prior to the end of 1999, it will receive between $300,000 and $350,000 from a buyer authorized by the NJDEA, which funds, pursuant to the applicable program, have been earmarked for expenditures relating to continuing research and development, acquisition of new equipment, marketing expenses and the hiring of new employees.

     Nutraceutical Division: Subsequent to the sale of its phytoremediation
     ----------------------
business to

Edenspace, the Debtor's remaining operations have been limited to its nutraceutical division which produces and sells nutritional supplements. As previously indicated, this aspect of NuCycle's business has not yet been fully developed, with sales levels at the time this First Amended Disclosure Statement was prepared being relatively modest. However, the Debtor has been concentrating its efforts in this area for the past several months and believes it is well on its way to significantly increasing its sales levels. In order to accomplish this objective, the Debtor has entered into agreements with outside firms regarding (1) the growing of its products - plants with concentration of nutritional supplements such as selenium and chromium (2) processing its products - i.e. grinding and blending nutritional supplements from the plants and (3) distributing such supplements to wholesalers or retailers thereof. NuCycle has been pleased with the consistency of the results achieved in the growing of its products and is moving forward rapidly to complete the processing thereof in order to develop appropriate distribution channels. The four year cash flow projections and projected balance sheet for the reorganized Debtor attached hereto as Exhibit "C" are predicated on continued success in the development of the nutraceutical business.

                                   ARTICLE IV
                                   ----------

                              LIQUIDATION ANALYSIS
                              --------------------
     The estate's assets as of August 31, 1999, including the estimated value
                                                              ---------
thereof, are as follows:

          Assets                                Estimated Value
          ------                                ---------------
DIP bank account                                   $455,000.00

Security deposits with utilities                   $  2,000.00

Accounts receivable                                $  9,000.00

Patents, licenses, etc.                            $100,000.00

Office equipment & supplies                        $  5,000.00

Machinery & equipment                              $ 30,000.00

Inventory (at cost)                                $ 20,000.00

NOL's (per NJEDA program)                                 0.00  *

Potential cause of action versus
Johnson and Trautman                                   unknown  **
                                                       -------

Total Assets:                                      $621,000.00

*unavailable on liquidation.
**total damages continue to grow; collectability has not been evaluated.

     Against the aforesaid estimated total assets of $621,000.00, the estate
                           ---------
will have the following estimated liabilities with a priority of payment over
                        ---------
general unsecured creditors:

            Liabilities                                    Estimated Amount
            -----------                                    ----------------
Administrative Professional Fees                             $   50,000.00

Administrative Trade Creditors/Payroll                       $   20,000.00

Secured Creditors                                            $2,000,000.00

Priority Wage Claims                                         $   64,500.00
                                                             -------------
     Total Liabilities:                                      $2,134,500.00

     It is not possible for NuCycle to predict the actual amount of funds that would be available for distribution to various classes of creditors with certainty, but in light of the amount owed to secured creditors herein, it should be abundantly clear that upon a liquidation of the Debtor's assets, no funds would be available to pay unsecured creditors. In fact, it appears likely that if the Debtor's assets were liquidated at any point in the near future, administrative trade creditors and only the first tier of secured creditors would be likely to receive payment in full, with the distribution to the second tier of secured creditors being relatively nominal. The Debtor notes that its estimate of the amount that will be due for administrative professional claims will necessarily increase as NuCycle moves forward toward confirmation of its Plan, and additional services are rendered by its attorneys and accountants. Recognizing that it is not possible to accurately predict either the total amount that would be recovered upon a liquidation of the Debtor's assets or the amount that would then be due to all creditor classes, the aforesaid analysis attempts to draw reasonable conclusions regarding the amount that would be brought into the within estate upon a liquidation of the Debtor's assets and the totals that would be due to classes of creditors with a priority over general unsecured creditors.

     The Debtor notes that it originally scheduled claims of approximately $1,600,000 to unsecured creditors, but the amount due to this class will be increased by more than $400,000 as a result of the reclassification of the claims of the three noteholders who failed to perfect a security interest in the Debtor's assets. Additionally, since the bar date for the filing of proofs of claim has not yet expired, it is possible that the amounts due to all classes of creditors (secured, priority and unsecured) will be increased as a result of the filing of proofs of claim by creditors who were either not scheduled by NuCycle or who are able to establish claims in amounts in excess of the amount reflected as being due thereto on the Debtor's Schedules. As previously indicated, the Debtor has reserved the right to object to all filed proofs of claim with which it disagrees, but the outcome of any motion to expunge, reduce or reclassify filed claims will not be known for several more months. As will be reflected in Article VI hereafter, the Debtor's Plan of Reorganization will propose to provide shares of stock in the reorganized Debtor to all classes of creditors and equity interest holders as a method of maximizing the value of the distribution that will be made to all such classes, since the Debtor lacks sufficient liquid assets to propose cash payments to its creditors, and would be unlikely to generate sufficient funds through a liquidation of its assets to pay more than the first tier of secured creditors. The Debtor further notes that the only known alternative to confirming a Plan of Reorganization along the lines proposed by the Debtor would be the conversion of the within proceeding to a Chapter 7 liquidation, which would have an adverse impact on all classes of creditors, as it would likely decrease the value of the Debtor's existing assets, and increase the professional fees and expenses as a result of the appointment of a Chapter 7 Trustee and any professional retained thereby.

                                   ARTICLE V

                   TREATMENT OF ADMINISTRATIVE AND TAX CLAIMS
                   ------------------------------------------

A.  ADMINISTRATIVE CLAIMS: All costs or expenses of administration related to
    ---------------------
the Debtor's bankruptcy case from the commencement of the bankruptcy case, which include, without limitation, fees and expenses of all attorneys, accountants, appraisers, consultants, and other professionals retained by the Debtor, all post-petition claims, expenses and payables (known or unknown and hereafter arising), and all other administration expenses, shall be paid by the Disbursing Agent (i) in cash on the confirmation date or (ii) within ten (10) days after an Order of the Bankruptcy Court approving and allowing the appropriate fee applications becomes a Final Order unless such holder shall agree to different treatment of its claim; provided, however, that administrative claims representing obligations incurred in the ordinary course of the Debtor's business shall be paid in accordance with the terms of such agreement (s) relating thereto during the bankruptcy case and in the ordinary course by the Debtor. No interest shall be paid on any administrative claim unless expressly allowed by a Final Order of the Bankruptcy Court.

B.  APPLICATION FOR PROFESSIONAL FEES: All applications for professional fees
    ---------------------------------
for services rendered and reimbursement of expenses in connection with the within proceeding by the professionals retained by the Debtor prior to the Effective Date are administrative claims and shall be filed with the Bankruptcy Court within ninety (90) days after the Effective Date of the Plan. Any professional whose application is not filed within ninety (90) days after the Effective Date shall be barred from receiving payment on account thereof. The Disbursing Agent shall promptly pay or cause payment of professional fees for services rendered prior to the confirmation date on the Effective Date or when allowed by a Final Order of the Bankruptcy Court, whichever is earlier. Professional fees of the Reorganized Debtor for services rendered in connection with the within proceeding and the Plan after the Confirmation Date, including those relating to the resolution of disputed claims, and all expenses of the Disbursing Agent, shall be paid by or caused to be paid by the Disbursing Agent upon the submission of invoices without the requirement of bankruptcy court approval absent objection by any party-in-interest. Any objection(s) thereto not amicably resolved shall be adjudicated by the Bankruptcy Court.

C.   TAX CLAIMS: All tax claims shall be paid by the Reorganized Debtor in their
     ----------
allowed amount over a period of six years from the date of assessment thereof or from the Effective Date of the Plan, whichever is later, in equal consecutive quarterly payments commencing on the Effective Date pursuant to Bankruptcy Code
Section 1129(a)(9). Said tax claims may be prepaid at any time without penalty. Interest on allowed tax claims shall be paid at the rate of 8.25% per annum or as changed from time to time by the Secretary of the Treasury.

                                   ARTICLE VI
                                   ----------

                             PLAN OF REORGANIZATION
                             ----------------------

A.   CLASSIFICATION

     The Plan separates the Debtor's creditors and equity interest holders into different categories known as classes. The Plan contains four such classes consisting of the following:

     Class I consists of the holders of secured claims against the Debtor. A schedule of the names of such secured creditors and the principal amounts owed thereto is attached hereto as Exhibit "D".

     Class II consists of the priority claims of employees of the Debtor to the maximum extent of $4,300 for each such individual pursuant to (S)507(a)(3) of the Bankruptcy Code. Attached hereto as Exhibit "E" is a schedule listing the names and priority claims of each member of this class.

     Class III consists of all allowed unsecured claims, including the reclassified claims of the three noteholders who failed to perfect a security interest in the Debtor's assets, as well as any non-priority portion of the wage claims held by the Class II creditors.

     Class IV consists of all holders of an equity security interest in the Debtor as per attached Exhibit "F".

B.   TREATMENT OF CLASSES

     The treatment of each class of creditors is described in Article IV of the Plan. Each creditor should refer to such Article in order to ascertain the treatment he, she or it will receive under the Plan. However, this First Amended Disclosure Statement will attempt to summarize the treatment afforded to each such class as follows:

     Class I: The holders of the Class I claims will be impaired under the Plan. Notwithstanding that Ensley, Abraham Nechemie and Philip Whitcome are fully secured, and all other members of this class significantly undersecured, the aforesaid three individuals have agreed to be treated identically to all other secured creditors in the Plan. Thus all members of this class will be provided with shares of Preferred Stock in the reorganized Debtor in satisfaction of the secured claims held thereby at a ratio of one share per $3.00 of debt held by the members of this class. The Preferred Stock that will be issued to the members of Class I will contain a liquidation preference so that the holders of such shares would have a preference in payment over the holders of Common Stock in the event of any liquidation of the Debtor's assets, whether on a voluntary or involuntary basis and whether in a bankruptcy proceeding or otherwise.

     Class II: The holders of Class II claims will be impaired, although the priority portion of the claims held thereby will be paid in full over time. Members of this class will receive payment of one-third of their allowed claims on the Effective Date of the Plan, an additional one-third six months thereafter and a final one-third twelve months after the Effective Date.

     Class III: The holders of Class III claims will be impaired and will receive one share of Common Stock in the reorganized Debtor for each $5.00 of claims held thereby.

     Class IV: The Class IV claims will be impaired as holders of existing common and preferred stock will receive shares of the Common Stock in the reorganized Debtor at the rate of one share for each ten shares of stock currently held in the Debtor. Notwithstanding the foregoing, pursuant to the aforementioned stipulation with Rutgers University, 80,000 shares of Common Stock in the reorganized Debtor will be issued to Rutgers University.

     All existing warrants and options relating to the Debtor's stock will be canceled as of the confirmation of the Plan and replaced on the Effective Date with new warrants to purchase not more than 460,000 shares of Common Stock of the reorganized Debtor at an exercise price of not less than $8.00 per share. Such new warrants will be issued on a one-to-ten basis to the holders of existing warrants and options. The Debtor also reserves the right to issue 150,000 warrants for the purchase of Common Stock in the reorganized Debtor to IK Capital, Inc. for services to be rendered thereby, which warrants will have an exercise price equal to the conversion price of the notes that will be issued in connection with the new financing to be provided to the Debtor by or with the assistance of Paxton, as detailed hereafter. These warrants will not provide for the cashless exercise
                                        ---
thereof.

     All payments and all distributions hereunder shall be in complete, full and final satisfaction, settlement, release and discharge of all claims of any kind or nature whatsoever known or unknown, from the beginning of time through the Confirmation Date against the Debtor.

     Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent (rounding down in the case of .5). No payment shall be required to be made to the holder of a claim under this Plan unless the amount of the payment is at least $25.00.

C.   FEASIBILITY

     Consummation of the Plan will require a relatively limited amount of available cash from the Debtor, as only holders of administrative claims and the Class II creditors will be receiving a monetary dividend. Only one-third of the allowed Class II claims will be paid on the Effective Date of the Plan, with additional payments in similar amounts being due both 6 and 12 months thereafter. As indicated, the holders of claims in Classes I, III and IV will be receiving stock in the reorganized Debtor, which stock will be made available by the Debtor as and when necessary. As the Debtor had available funds in the approximate amount of $450,000.00 at the time this First Amended Disclosure Statement was prepared, it appears all but certain that the cash that will be necessary to make the initial distribution to the Class II creditors on the Effective Date will be available when needed. Moreover, as indicated in the Debtor's letter agreement with Paxton attached hereto as Exhibit "B", Paxton, its successors or assigns has agreed to purchase a minimum of $300,000 in notes from the Debtor after the completion of a Going Public Event (as defined in such agreement), which funds, to the extent necessary, could be utilized by the Debtor to make the remaining two payments due to the Class II creditors. Lastly, it is likely that the Debtor's ongoing operations will generate more than sufficient income for this purpose.

                                  ARTICLE VII
                                  -----------

                            POST-REORGANIZED DEBTOR
                            -----------------------

     Immediately after confirmation of the Plan, the Debtor will continue to operate in a manner similar to the present time. However, in addition to continuing to grow and develop its nutraceutical division, the Debtor has retained the services of Paxton for the very specific purpose of assisting the Debtor in arranging for a Going Public Event pursuant to which the stock in the reorganized Debtor will become publicly traded. As outlined in

Exhibit "B", this may be accomplished by either the filing of necessary forms in order to commence the public trading of the Debtor's common stock, a merger with or acquisition of the Debtor by an existing public corporation or a merger of the Debtor with a subsidiary of a public corporation or a public shell and a subsequent spin-off of the subsidiary's stock to the public shell's shareholders.

     The Going Public Event shall be on terms that are substantially along the following lines:

          i. The holders of the stock in the reorganized Debtor will receive stock in any merged entity (hereafter "Newco") in an amount that will equal 65% of the equity in Newco in the event of a spin-off or merger and 75% of the available equity in the event of the direct public trading of the stock in the reorganized Debtor. Such percentages will include any shares needing to be held for conversion rights in such stock.

          ii. The officers and directors of the post-reorganized Debtor will assume similar positions with Newco (along with representatives of the public shell - if there is a merger - and Paxton).

          iii. In the event of a spin-off, the public shell will declare a stock dividend of Newco stock and distribute up to 10% of the Newco stock to its existing shareholders.

          iv. To the extent necessary, the reorganized Debtor and the public shell will cooperate in the filing of a Registration Statement or Form 10 covering the Newco stock and will use their best efforts to create public trading of such stock. However, Newco stock and any convertible equities will be restricted or otherwise "locked up" for the period of time necessary to establish an orderly market for Newco stock, which time period will be not less than 12 months after the Going Public Event.

          v. The costs of any necessary Registration Statement or Form 10 and the legal services relating to the preparation and filing thereof will be borne by either the reorganized Debtor or Newco.

          vi. When market conditions permit, additional Newco stock will be sold directly to the public at prices and on terms that will be determined hereafter.

     Additionally, upon the completion of the Going Public Event, Paxton (or its successors or assigns) will purchase a new issue of convertible subordinated notes from either the reorganized Debtor or Newco in the minimum amount of $300,000 and maximum amount of $500,000, which notes will be convertible into Newco stock at a price of the higher of $2.00 per share or 85% of the then current market price for Newco stock. Interest on such notes will accrue at the rate of 8% for the first year thereof and be payable semi-annually thereafter.

     As compensation for the provision of services relating to the Going Public Event and the aforesaid new financing, NuCycle has agreed to issue not less than 35% of the outstanding Newco stock to Paxton and/or the public shell in the case of a merger or spin-off and 25% of the stock in the reorganized Debtor in the case of a Form 10 filing. Such stock may be allocated between Paxton, its successors and assigns and the public shell pursuant to an agreement between such parties in their sole discretion. Paxton may have an equity interest in the public shell and may receive cash remuneration, stock or securities from such public shell in addition to the consideration provided to Paxton by the Debtor.

     Paxton and the Debtor have agreed that upon confirmation of the Plan, and in the event that the Going Public Event is not consummated for any reason, Paxton will receive minimum transaction fees and reimbursement as follows: (1) 5% of the outstanding shares of the reorganized Debtor and reimbursement of expenses and costs not to exceed $25,000, $15,000 of which has already been advanced by the Debtor as contemplated by Exhibit "B" and authorized by a bankruptcy court order.


                                 ARTICLE VIII
                                 ------------

                       ALTERNATIVES TO THE PROPOSED PLAN
                       ---------------------------------

     Because the Debtor is still in the early stages of developing its nutraceutical division, and cannot predict with any certainty the revenues and profits that may be available therefrom during the next few years, the Debtor has been reluctant to propose a Plan of Reorganization that would provide for cash payments in any amounts to its classes of creditors (other than the Class II priority wage claims). Moreover, because $2,000,000 or more is due to its secured creditors, the Debtor does not believe that a Plan of Reorganization which provides for cash dividends would allow any distribution to be made to unsecured creditors. Accordingly, the Debtor has proposed the Plan, as outlined herein, and attached as Exhibit "A" hereto, in its belief that the Plan represents the best method to maximize values for all classes of creditors and the Debtor's equity interest holders, recognizing that the stock to be issued to creditors is likely to require some period of time to develop a public trading market and increase in value.

     The Debtor strongly believes that the Plan is a preferable alternative to all classes of creditors than a liquidation of the Debtor's assets by a Chapter 7 Trustee after conversion of the within proceeding to a Chapter 7 case, since there are few assets of value that the Debtor would be able to liquidate, and even its patents and licenses (most likely the Debtor's most valuable assets) would be of interest to an extremely limited number of individuals who would be able to "capitalize" on such technology. Rather, as the Debtor has already commenced developing the nutraceutical aspect of the business, it believes that its creditors would benefit by being provided with stock in the reorganized Debtor in order to allow such creditors to participate in the anticipated marked increase in the value of such shares.

                                  ARTICLE IX
                                  ----------

                          EXPENSES OF ADMINISTRATION
                          --------------------------

     All professional fees and allowances for retained professionals are subject to the approval of the bankruptcy court. The Debtor's attorneys previously filed a first interim fee application for services rendered thereby through August 31, 1999, with such firm expected to seek an allowance of its final fees within a short period of time after the confirmation of the Plan. Applicable Local Rules of Bankruptcy Procedure require final fee applications to be filed within 90 days of confirmation of a Plan, within which period of time the Debtor's retained accountants will presumably also be filing a final fee application. The preceding liquidation analysis has provided an estimate of the total fees that may be due
                                     --------
to professionals at the time the Plan is confirmed, with the exact amount of such indebtedness to be dependent on the additional services rendered by professionals and determined by further order of the bankruptcy court. Such professionals will expect their fees to be paid in full from the Debtor's cash on hand after allowance thereof by the bankruptcy court. If, as previously referenced, the Debtor requires the services of another accountant to prepare audited financial statements, fees for all services rendered by such accounting firm through confirmation of the Plan will be treated in the same fashion.


                                   ARTICLE X
                                   ---------

                               DISBURSING AGENT
                               ----------------

     The Plan provides for payments to be made to the Class II creditors on three occasions (the Effective Date of the Plan, 6 months thereafter and 12 months thereafter). The Debtor proposes that its bankruptcy counsel, Ravin, Greenberg & Marks, P.A. serve as the disbursing agent for payment to this class of creditors. The Disbursing Agent will be entitled to compensation at its usual hourly rates for services provided in this regard.

                                  ARTICLE XI
                                  ----------

                         MISCELLANEOUS PLAN PROVISIONS
                         -----------------------------

     Bar Date for Objections to Claims.  Unless an earlier or later time is set
     ---------------------------------
by Order
of the Bankruptcy Court, all objections to claims shall be filed by the later of sixty (60) days after the confirmation date or thirty (30) days after a particular proof of claim is filed.

     Unclaimed Property.  Any cash, including interest earned thereon (if any),
     ------------------
that is unclaimed for a period of three (3) months after distribution thereof by mail to the latest known mailing address filed by or for the person entitled thereto (or to the last mailing address maintained in the records of the Debtor) shall revest with the Disbursing Agent for the benefit of the Debtor.

     Manner of Payments Under the Plan.  At the option of the Disbursing Agent,
     ---------------------------------
any cash payment to be made pursuant to the Plan may be made by check or wire transfer or as otherwise required or provided for in any applicable agreement.

     Recovery Actions.  All avoidance power actions under Bankruptcy Code
     ----------------
Sections 542, 543, 544, 546, 547, 548, 549, 550 and 551 and all causes of action shall be the property of the Debtor unless otherwise agreed by the Debtor to be assigned to another party.

                                  ARTICLE XII
                                  -----------

               TITLE TO PROPERTY, DISCHARGE AND TAX CONSEQUENCES
               -------------------------------------------------

     Discharge.  On the confirmation date, as to every discharged debt or claim,
     ---------
the creditor that held such debt or claim shall be precluded from asserting against the Reorganized Debtor or against the Debtor's assets or properties, any other or further claim based upon any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred prior to the confirmation date.

     Vesting of Property.  Except as otherwise provided in this Plan or the
     -------------------
Confirmation Order, upon confirmation all assets of the Debtor's estate, wherever situated, shall vest in the Reorganized Debtor or its designees and shall be free and clear of all liens, security interests and claims of creditors, except obligations pursuant to the Plan and Confirmation Order and the liens and security interests, if any, granted or maintained pursuant to the Plan.

     Tax Consequences of Confirmation.  Confirmation may have federal income tax
     --------------------------------
consequences for the Debtor and holders of claims and interests. The Debtor has not obtained and does not intend to request a ruling from the Internal Revenue Service, nor has the Debtor obtained an opinion of counsel with respect to any tax matters. Any federal income tax matters raised by Confirmation of the Plan are governed by the Internal Revenue Code and the regulations promulgated thereunder. Creditors and interest holders are urged to consult their own counsel and tax advisors as to the consequences to them, under federal and applicable state, local and foreign tax laws of the Plan. The following is intended to be a summary only and not a substitute for careful tax planning with a tax professional. The federal, state and local tax consequences of the Plan may be complex in some circumstances and, in some cases, uncertain. Accordingly, each holder of a claim or interest is strongly urged to consult with his, her or its own tax advisor regarding the federal, state and local tax consequences of the Plan.

     Tax Consequences to the Debtor.  The Debtor may not recognize income as a
     ------------------------------
result of the discharge of debt pursuant to the Plan because Section 108 of the Internal

Revenue Code provides that taxpayers in bankruptcy proceedings do not recognize income from the discharge of debt. However, a taxpayer is required to reduce its "tax attributes" by the amount of the debt discharged. Tax attributes are reduced in the following order: (i) net operating losses; (ii) general business credits; (iii) capital loss carryovers; (iv) basis in assets; and (v) foreign tax credits.

     Tax Consequences to Unsecured Creditors.  An unsecured creditor that
     ---------------------------------------
receives only cash in satisfaction of its claim may recognize gain or loss, with respect to the principal amount of the claim, equal to the difference between
(i) the creditor's basis in the claim (other than the portion of the claim, if any, attributable to accrued interest), and (ii) the balance of the cash received after any allocation to accrued interest. The character of the gain or loss as capital gain or loss, or ordinary income or loss, will generally be determined by whether the claim is a capital asset in the creditor's hands. A creditor will also recognize income or loss in respect of consideration received for accrued interest on the claim. The income or loss will generally be ordinary, regardless of whether the creditor's claim is a capital asset in its hands.

     Disclaimer.  Holders of claims and interests should not rely on this
     ----------
Disclosure Statement with respect to the tax consequences of the Plan. They should consult with their own tax counsel. The discussion of tax consequences in this Disclosure Statement is not intended to be a complete discussion or analysis.

                                  ARTICLE XIII
                                  ------------

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES
                    ----------------------------------------

     Assumption of Executory Contracts and Unexpired Leases.  All Executory
     ------------------------------------------------------
contracts or unexpired leases shall, by the Confirmation Order, be deemed accepted as of the confirmation date unless previously assumed and/or rejected pursuant to a Final Order of the Bankruptcy Court or subject to a motion for assumption or rejection pending on the confirmation date.

     Cure of Defaults.  As to any executory contracts and unexpired leases
     ----------------
assumed by the Debtor, unless the other party to the executory contract or unexpired lease shall have otherwise agreed, pursuant to the provisions of
Section 1123(a)(5)(G) of the Bankruptcy Code, the Debtor shall cure all defaults existing under and pursuant to such executory contract or unexpired lease by paying the amount, if any, claimed by any party so such executory contract or unexpired lease in a proof of claim, which proof of claim shall be filed with the Bankruptcy Court. Payment of the amount claimed in such proof of claim shall be in full settlement, satisfaction, release, discharge and cure of all such defaults (including any other claims filed by any such party as a result of such defaults) under the executory contract or unexpired lease; provided,
                                                                --------
however, that if the Debtor, within sixty (60) days of the filing of such Proof
-------
of Claim, files an objection in writing to the amount set forth in the Proof of Claim, the Bankruptcy Court shall determine the amount due and owing in respect of the defaults or shall approve the settlement of any claims. Payment of such claims shall be made by the Disbursing Agent on the later of (i) ten (10) business days after the expiration of the sixty (60) day period for filing an objection in respect of any proof of claim filed pursuant to this Section or
(ii) ten (10) business days after an order of the Bankruptcy Court allowing such claim becomes a Final Order.

     Claims for Damages.  Each person who was a party to an executory contract
     ------------------
or to an unexpired lease which is rejected by the Debtor shall be entitled to file, not later than ten (10) days after such rejection by a Final Order, a proof of claim for damages alleged to have arisen from the rejection of the executory contract or of the unexpired lease to which such person is a party. Objections to any proofs of claim shall be filed by the Debtor not later than sixty (60) days after such proof of claim is filed. In the event that an objection is filed, the Bankruptcy Court shall determine the amount due and owing to the person that filed the proof of claim. Distribution(s) and payment(s) received or to be received by holders of other claims in the classes into which such claims are identified shall be made by the Disbursing Agent in accordance with the Plan.

     Classification of Claims.  Allowed claims arising from the rejection of an
     ------------------------
executory contracts and/or an unexpired lease shall be treated in Class III of the Plan.

                                  ARTICLE XIV
                                  -----------

                             CONFIRMATION PROCEDURE
                             ----------------------

     The Bankruptcy Court will confirm the Plan only if it finds that all of the requirements of Section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a Plan are that the Plan: (i) is accepted by all impaired classes of claims and Interests, or, if rejected or deemed rejected by an impaired class, "does not discriminate unfairly" and is "fair and equitable" as to each rejecting class; (ii) is feasible; and (iii) is in the best interest of creditors and holders of interests impaired under the Plan.

     Solicitation of Votes.  Any holder in any of the voting classes is entitled
     ---------------------
to vote if either (i) such holder's claim has been scheduled by the Debtor in the Schedules filed with the Bankruptcy Court (provided that such claim has not been scheduled as disputed, contingent or unliquidated), or (ii) such holder has filed a proof of claim on or before the Bar Date (or, if not filed by such date, any proof of claim filed out of time with the permission of the Bankruptcy Court), unless such claim has been disallowed for voting purposes by the Bankruptcy Court. A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that an acceptance or rejection was not solicited or procured or made in good faith or in accordance with the provisions of the Bankruptcy Code.

     The Bankruptcy Code requires the Bankruptcy Court to hold a hearing on confirmation of the Plan after the ballots have been cast. The Confirmation hearing has been scheduled for ___________________ ______ , 2000, at _____:00
__.m. (E.D.T.). The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjournment made at the Confirmation Hearing. At the Confirmation Hearing, the Bankruptcy Court will (i) determine whether the Plan has been accepted by the requisite majorities of each voting class; (ii) hear and determine all objections to the Plan and to confirmation of the Plan; (iii) determine whether the Plan meets the requirements of the Bankruptcy Code and has been proposed in good faith; and (iv) confirm or refuse to confirm the Plan.

     Acceptance.  Each of the voting classes will be deemed to have accepted the
     ----------
Plan if the Plan is accepted by at least two-thirds in dollar amount and more than one-half in number of the claims of such class (excluding certain claims designated under Section

1126(e) of the Bankruptcy Code) and two-thirds in amount of allowed interests that have voted to accept or reject the Plan.

     Fair and Equitable Test; Cramdown.  Any voting class that fails to accept
     ---------------------------------
the Plan will be deemed to have rejected the Plan. Notwithstanding such rejection, the Bankruptcy Court may confirm the Plan and the Plan will be binding upon all classes, including the classes rejecting the Plan, if the Debtor demonstrates to the Bankruptcy Court that at least one impaired class of claims has accepted the Plan and that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each non-accepting class. A plan does not discriminate unfairly if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are similar to those of the dissenting class and if no class receives more than it is entitled to on account of its claim.

     THE DEBTOR RESERVES THE RIGHT TO SEEK CONFIRMATION OF THE PLAN EVEN IF LESS THAN THE REQUISITE NUMBER OF FAVORABLE VOTES ARE OBTAINED FROM ANY VOTING CLASS. THE DEBTOR RECOMMENDS THAT ALL CREDITORS AND INTEREST HOLDERS VOTE TO ACCEPT THE PLAN.

     Objections to Confirmation.  Objections to confirmation must be in writing
     --------------------------
and specify in detail the name and address of the objector, all grounds for the objection and the amount of the claim or the interest in the Debtor held by the objector. Any such objection must be filed with the Clerk of the United States Bankruptcy Court at 402 East State Street, Trenton, New Jersey 08608 and served upon the following so that it is received by them on or before 4:00 P.M. on _________________, _________:

          Ravin, Greenberg & Marks, P.A.
          101 Eisenhower Parkway
          Roseland, NJ 07068
          Attention: Larry Lesnik, Esq.

          Office of the United States Trustee
          One Newark Center, Ste. 2100
          Newark, NJ 07102

     Objections to confirmation of the Plan are governed by Bankruptcy Rule
9014.

                                   ARTICLE XV
                                   ----------

                                   CONCLUSION
                                   ----------

     For all of the foregoing reasons, the Debtor recommends that all creditors and equity interest holders vote in favor of its Plan of Reorganization, as the Plan is believed to provide the maximum possible return for all classes of creditors by allowing creditors to participate in the Debtor's development of its nutraceutical division. If the Debtor is unable to confirm the Plan, it will be required to develop a new business plan to be reflected in a subsequent Plan of Reorganization, which will delay the Debtor's emergence from Chapter 11 and increase significantly the administrative expenses that will be incurred by the Debtor, to the detriment of all classes of creditors herein.

                                                     NuCycle Therapy, Inc.
                                                     Debtor/Debtor-In-Possession

Dated: November     , 1999                           By: /s/Burt Ensley
                                                        ------------------------
                                                         Dr.  Burt D. Ensley

LARRY LESNIK
RAVIN, GREENBERG & MARKS, P.A.
Attorneys for Debtor/Debtor-In-Possession
101 Eisenhower Parkway
Roseland, NJ 07068
(973) 226-1500
LL 2031

                        UNITED STATES BANKRUPTCY COURT
                        FOR THE DISTRICT OF NEW JERSEY

In the Matter of:                  :    In Proceedings for a Reorganization
                                        Under Chapter 11 of the Bankruptcy Code
NUCYCLE THERAPY, INC.,
f/k/a PHYTOTECH, INC.,             :    Case No. 99-55905/KCF
A New Jersey Corporation,
                                   :    Hearing Date: February 10, 2000
 Debtor.
                                        _________________:


                        ORDER CONFIRMING CHAPTER 11 PLAN
                        --------------------------------

     The Debtor's Chapter 11 Plan having been transmitted to creditors and equity interest holders, and the matter having come before the Court for confirmation and it having been determined after the hearing on notice that the requirements for confirmation set forth in 11 U.S.C. (S)1129 having been satisfied:

     IT IS ORDERED:

     1. The Plan is confirmed. A copy of the confirmed Plan is attached hereto as Schedule A.
     2. The disbursing agent is Ravin, Greenberg & Marks, P.A. whose address is 101 Eisenhower Parkway, Roseland, New Jersey 07068.

     3. The unsecured creditors will receive one share of common stock in the reorganized Debtor for each $5.00 of claims held thereby.

     4. The date of the initial Plan distribution is within ten days for Class II (priority) creditors and as soon as practical for Class III (unsecured) creditors.

     5. The disbursing agent must file the report of initial distribution with 150 days of the date of this order utilizing Local Bankruptcy Form 7.

     6. In accordance with FRBP 3022-1, after the estate is fully administered, the court, on its own motion or on motion of a party-in-interest, will enter a final decree closing the case.

     7. All fee applications and motions challenging claims must be filed within 60 days of this Order.

     8. All claims of any kind or nature, whether asserted or unasserted, against the Debtor, its agents and professionals be and hereby are satisfied, discharged and released.

     9. Notwithstanding the filing of a proof of claim by Rutgers, The State University of New Jersey ("Rutgers") asserting a pre-petition, unsecured claim of $152,962, pursuant to a prior, court-approved Stipulation between Rutgers and the Debtor approving the following agreement, and in consideration of Rutgers waiving its aforesaid pre-petition claim, providing a continuing license to the Debtor to utilize specified patents, agreeing to provide additional license rights not previously granted and withdrawing its filed objection to the Debtor's then pending sale of its phytoremediation division, Rutgers shall not be deemed to have a Class III (unsecured) claim, but rather shall have an administrative claim in the amount of $153,000 to be paid pursuant to the terms of Paragraph 5.1 of the aforesaid Stipulation.

Dated: February 14, 2000                /s/ Kathryn C. Ferguson
                                   ---------------------------------------------
                                   HONORABLE KATHRYN C. FERGUSON
                                   UNITED STATES BANKRUPTCY JUDGE